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                                                                      Exhibit B5


                              MANAGEMENT AGREEMENT



TO:      MORTON H. SACHS & CO.
         1346 South Third Street
         Louisville, Kentucky  40208


Dear Sirs:

         The Fairmont Fund Trust (hereinafter referred to as the "Trust") herewith confirms our agreement with you as follows:

         The Trust has been organized as a business trust under the laws of the Commonwealth of Kentucky to engage in the business of an investment company. The Trust currently offers two series of shares to investors, The Fairmont Fund series and The Warrior Fund series. The Trust's Board of Trustees (the "Board") has selected you to act as the sole investment adviser of the Trust and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows upon the date of the execution of this Agreement.

         1.       ADVISORY SERVICES

                  You will regularly provide the Trust with such investment advice as you in your discretion deem advisable and will furnish a continuous investment program for the Trust's series consistent with each series' investment objectives and policies. You will determine the securities to be purchased for each series' portfolio, the portfolio securities to be held or sold by each series, and the portion of each series' assets to be held uninvested, subject always to the provisions of the Trust's Declaration of Trust and By-Laws and the provisions of the Investment Company Act of 1940; and subject to the respective series' investment objectives, policies and restrictions, as each of the same shall be from time to time in effect; and subject further to such policies and instructions as the Board may from time to time establish and forward to you in writing. You will advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Trust.

                  As a registered broker-dealer, you also agree to distribute the Trust's shares in states in which you are qualified to do so, upon the request of the Trust. You will accept orders for the purchase of the Trust's shares at net asset value only, and no sales commission, fee or other charge will be made to the investor. You will receive no additional compensation for acting as the Trust's distributor and no portion of your fee hereunder will be deemed to constitute a distributor's fee or brokerage commission.

         2.       ALLOCATION OF CHARGES AND EXPENSES

                  You will pay all operating expenses of the Trust, including the compensation and expenses of any trustees, officers and employees of the Trust and of any other persons rendering any services to the Trust; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Trust in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under

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federal and state securities laws; insurance expenses; fees and expenses of the custodian, transfer agent or dividend disbursing agent of the Trust; expenses including clerical expenses of issue, sale, redemption or repurchase of shares of the Trust; the cost of preparing and distributing reports and notices to shareholders; the cost of printing or preparing prospectuses and Statements of Additional Information for delivery to the Trust's shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders' meetings and proxy solicitations; and all other operating expenses of the Trust not specifically assumed by the Trust. You will not pay any expenses pursuant to this Agreement for any activity which is primarily intended to result in the sale or distribution of Trust shares, although you may make such payments out of your own resources.

                  The Trust will pay all brokerage fees and commissions, taxes, interest, expenses incurred by the Trust in connection with the organization and registration of shares of any series of the Trust established after the date of this Agreement, and such extraordinary or non-recurring expenses as may arise, including litigation to which the Trust may be a party and indemnification of the Trust's trustees and officers with respect thereto.

                  3.COMPENSATION OF THE ADVISER

                  For all of the services to be rendered and payments to be made as provided in this Agreement, The Fairmont Fund series and The Warrior Fund series each will pay you, on the last day of each month, a fee at the annual rate of 2% of the average value of the daily net assets of the series up to and including $10 million, 1-1/2% of such assets of the series from $10 million to and including $30 million and 1% of such assets of the series in excess of $30 million. The Trust and you acknowledge that none of this fee is intended to provide money to you to finance the distribution of the Trust's shares. Your compensation with respect to each additional series of the Trust established after the date of this Agreement shall be the fee described above unless the Board of Trustees, including a majority of the Trustees who are not interested persons as defined in the Investment Company Act of 1940 of you or the Trust, determines otherwise. If the Board of Trustees adopts a different fee arrangement for an additional series, the fee arrangement shall be proved pursuant to the provisions of section 15 of the Investment Company Act of 1940.

                  The average value of the daily net assets of a series shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Trust or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value of a series is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the series as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the series' net assets may lawfully be determined, on that day. If the determination of net asset value of a series has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the series as last determined (whether during or prior to such month).

                  You agree that your compensation during any fiscal year shall be reduced by an amount, if any, by which the expenses of the Trust or a series for such fiscal year exceed the lowest applicable expense limitation applicable to the Trust or the series imposed by state

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securities administrators in states where the series' shares are qualified for sale, as such limitations may be lowered or raised from time to time. The payment of your compensation at the end of any month will be reduced or postponed or, if necessary, a refund made to the Trust or the series as soon as practicable, so that at no time will there be any accrued but unpaid liability over the above expense limitation. You shall refund to the Trust or the series within sixty days after the close of each year, the amount of any additional reduction of your compensation pursuant to this paragraph, provided, however, that you will not be required to pay the Trust or the series an amount greater than the fee paid to you by the Trust or the series in respect of such year pursuant to this Agreement. As used in this paragraph "expenses" shall mean those expenses included in the applicable expense limitation having the broadest specification thereof (certain expenses such as brokerage commissions, if any, taxes, interest and extraordinary items are excluded from such limitations), and "expense limitation" means a limit on the maximum annual expenses which may be incurred by an investment company or a series of an investment company determined (1) by multiplying a fixed percentage by the average or multiplying more than one such percentage by different specified amounts of the average of the values of the net assets of the investment company or the series for a fiscal year or (2) by multiplying a fixed percentage of the net investment income of the investment company or percentage of the net investment income of the investment company or the series for a fiscal year. The words "lowest expense limitation" shall be construed to result in the largest reduction of your compensation for any fiscal year of the Trust.

                  4.EXECUTION OF PURCHASE AND SALE ORDERS

                  In connection with purchases or sales of portfolio securities for the account of the Trust, it is understood that you will arrange for the placing of all orders for the purchase and sale of portfolio securities for the Trust's account with brokers or dealers selected by you, subject to review of this selection by the Board from time to time. You will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Trust the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

                  You should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you are authorized to select brokers or dealers who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Trust and/or the other accounts over which you exercise investment discretion. You are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Trust portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or your overall responsibilities with respect to the Trust and to accounts over which you exercise investment discretion. The Trust and you understand and acknowledge that, although the information may be useful to the Trust and you, it is not possible to place a dollar value on such information. It is the Trust's opinion, as well as your opinion, that the review and study of this information will not reduce the overall cost

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to you in performing your duties to the Trust under this Agreement. The Board shall periodically review the commissions paid by the Trust to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits of the Trust.

                  Consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc. and subject to seeking best qualitative execution, you may give consideration to sales of shares of the Trust as a factor in the selection of brokers and dealers to execute Trust portfolio transactions.

                  You may retain compensation in connection with effecting Trust transactions executed through others, provided that such compensation does not exceed the lesser of (i) the usual and customary broker's commission for the transaction or (ii) the maximum amount permitted by the Investment Company Act of 1940. If any occasion should arise in which you give any investment advice to your clients concerning Trust shares, you will act solely as investment counsel for such client and not in any way on behalf of the Trust. Your services to the Trust pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others, including other registered investment companies.

                  5.LIMITATION OF LIABILITY OF ADVISER

                  You (including your officers, directors, employees, control persons and affiliates of any thereof) shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from your reckless disregard of your obligations and duties under this Agreement. Any person employed by you who may also be or become an employee of the Trust shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as your employee or agent.

                  6.DURATION AND TERMINATION OF THIS AGREEMENT

                  This Agreement shall remain in force for a period of two (2) years from the date of its execution with respect to each of the Trust's series registered for sale in a public offering on the date of such execution and, with respect to any additional series registered after the date of execution, until the next anniversary date of the Agreement following the date on which such series becomes effectively registered for sale in a public offering, and from year to year thereafter as to each series of the Trust's shares, subject to annual approval by (i) the Board or (ii) a vote of a majority (as defined in the Investment Company Act of 1940) of the outstanding voting securities of such series, provided that in either event continuance is also approved by a majority of the trustees who are not "interested persons" as defined in the Investment Company Act of 1940 of you or of the Trust, by a vote cast in person at a meeting called for the purpose of voting such approval.




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                  If the shareholders of any series of the Trust's shares fail to approve the Agreement in the manner set forth above, upon the request of the Board you will continue to serve or act in such capacity for the series for the period of time pending required approval of the Agreement, of a new agreement with you or a different adviser or other definitive action; provided that the compensation to be paid by the Trust to you for services to and payments on behalf of the series will be equal to the lesser of your actual costs incurred in furnishing such services and payments or the amount you would have received under this Agreement for furnishing such services and payments.

                  This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board, by a vote of a majority of the outstanding voting securities of the Trust or by you. This Agreement shall automatically terminate in the event of its assignment.

                  7.USE OF NAME

                  The parties hereto acknowledge that all rights to the name "Fairmont" belong to Morton H. Sachs & Co. and that the Trust is being granted a limited license to use such word in its Trust name or in any series name. In the event Morton H. Sachs & Co. ceases to be the adviser to the Trust, the Trust's right to the use of the name "Fairmont" shall automatically cease on the thirtieth day following the termination of this Agreement. The right to the name may also be withdrawn by Morton H. Sachs & Co. during the term of this Agreement upon thirty (30) days' written notice by it to the Trust. Nothing contained herein shall impair or diminish in any respect, Morton H. Sachs & Co.'s right to use the name "Fairmont" in the name of or in connection with any other business enterprises with which you are or may become associated. There is no charge to the Trust for the right to use this name.

                  8.AMENDMENT OF THIS AGREEMENT

                  No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the series to which the amendment relates and by the Board, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

                  9.LIMITATION OF LIABILITY

                  The term "THE FAIRMONT FUND TRUST" means and refers to the Trustees from time to time serving under the Trust's Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the Trust property of the Trust, as provided in a Declaration of Trust of the Trust. The execution and delivery of this agreement has been authorized by the Trustees and shareholders of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by such

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Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Trust property of the Trust as provided in its Declaration of Trust.

                  10.      MISCELLANEOUS

                  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.


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                  If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract upon the date thereof.



                                       Yours very truly,

                                       THE FAIRMONT FUND TRUST
ATTEST:

/s/                                    By/s/
------------------------------         ---------------------------------
INDA M. WANGERIN, Secretary            OSCAR S. BRYANT, JR., President

Dated as of May 7, 1987

                                   ACCEPTANCE

    The foregoing Agreement is hereby accepted.

ATTEST:                                MORTON H. SACHS & CO.

/s/                                    By/s/
------------------------------         ---------------------------------
INDA M. WANGERIN, Secretary            MORTON H. SACHS, President

Dated as of May 7, 1987


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